Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
American Woodmark Corporation:

We consent to the use of our reports dated June 29, 2017, with respect to the consolidated balance sheets of American Woodmark Corporation and subsidiary as of April 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2017, which reports appear in the April 30, 2017 Annual Report on Form 10-K of American Woodmark Corporation, incorporated by reference herein, and to the use of our report dated June 29, 2017, with respect to the statements of net assets available for benefits of the American Woodmark Corporation Retirement Savings Plan as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) at December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the American Woodmark Corporation Retirement Savings Plan, incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia
February 23, 2018